Exhibit 99.1
NOVAVAX ANNOUNCES RESTRUCTURING OF EXISTING CONVERTIBLE DEBT
Rockville, MD — (June 18, 2007) — Novavax, Inc. (Nasdaq: NVAX) announced today that it has reached agreement with 100% of the noteholders of its outstanding convertible notes to revise the conversion price and eliminate the redemption right(s) of the noteholders.
There are currently $22,000,000 of convertible notes outstanding, yielding a coupon rate of 4.75% and maturing on July 19, 2009. Under the original terms of the convertible notes when issued, the noteholders had the right to require Novavax to redeem all or a portion of the notes if the weighted average price of Novavax’s common stock traded for less than the conversion price of $5.46 per share for a period of 30 out of 40 trading days prior to either July 19, 2007 or July 19, 2008. The Company, at its option, could pay up to 50% of the redemption amount in common stock, the amount of which was based on 95% of the weighted average price of Novavax’s common stock over a 20 day measurement period. In addition, the Company could have caused a mandatory conversion of the notes if the weighted average price of the common stock exceeded $9.56 per share.
In an effort to maintain maximum financial flexibility at the company, Novavax has agreed with the noteholders to the following changes in terms and conditions:
1)	The conversion price will be reduced to $4.00 per share, an approximate 26% premium to the closing price of the stock as of June 15, 2007.

2)	The noteholders will no longer have any redemption rights for the July 2007 and July 2008 redemption periods; all other provisions of these rights remain the same.

3)	The change in the conversion price will lower the weighted average stock price necessary for the Company to cause a mandatory conversion of the outstanding notes in the future from $9.56 to $7.00 per share.
“This amendment to our outstanding convertible notes eliminates the contingency associated with the potential redemption of these notes prior to maturity. This restructuring will allow the Company to focus on the further development of its novel vaccines, while removing the potential liability on its existing liquidity,” stated Rahul Singhvi, President and Chief Executive Officer of Novavax, Inc.
ABOUT NOVAVAX
Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.
FORWARD LOOKING STATEMENTS
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, product safety or efficacy, patent protection, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-

looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
Contact:
Tricia Richardson
240-268-2031